                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                JANUARY 16, 2002
                                (Date of Report)


                                  ULTRAK, INC.
             (Exact name of Registrant as specified in its charter)


DELAWARE                               0-9463                  75-2626358
(State or other jurisdiction of      (Commission              (IRS Employer
incorporation or organization)       file Number)           Identification No.)


                             1301 WATERS RIDGE DRIVE
                             LEWISVILLE, TEXAS 75057
                    (Address of principal executive offices)



                                 (972) 353-6500
              (Registrant's telephone number, including area code)

                          ULTRAK, INC. AND SUBSIDIARIES

ITEM 1:  CHANGE IN CONTROL

On September 27, 2001, Ultrak, Inc. (the "Company") and Niklaus F. Zenger ("Zenger") executed a Stock Purchase Agreement (the "Stock Purchase Agreement") pursuant to which Zenger purchased 2,337,700 shares of the Company's Common Stock ("Common Stock") in a private Placement. The Stock Purchase Agreement gave the Company an option to sell to Zenger an additional 293,879 shares of Common Stock (the "Option"). On October 28, 2001, the Company exercised the Option, subject to stockholder approval which was obtained at a special stockholders meeting held on November 30, 2001 (the "Special Meeting"). The Company's Option transaction has not yet closed.

On October 23, 2001, George K. Broady ("Broady"), the Chairman of the Board and Chief Executive Officer of the Company, and Zenger, executed a Share Purchase Agreement (the "Preferred Stock Agreement") regarding the sale by Broady to Zenger of all 195,351 shares (the "Preferred Shares") of the Company's Series A Preferred Stock owned by Broady. The Preferred Stock Agreement also granted Zenger the right to vote 1,150,000 shares of Common Stock owned by Broady for a period ending six months from the closing of the Preferred Stock Agreement. The sale of the Preferred Shares to Zenger and the grant to Zenger of the right to vote 1,150,000 shares of Broady's Common Stock was approved by the stockholders of the Company at the Special Meeting. The transactions contemplated by the Preferred Stock Agreement closed on January 16, 2002 (the "Closing Date").

Pursuant to the Company's Certificate of Incorporation, the Preferred Shares are convertible into 406,981 shares of Common Stock. Each Preferred Share entitles the holder to 16.667 votes on all matters submitted to a vote of the Company's stockholders. The Preferred Shares therefore represent 3,255,915 votes on all matters submitted to the Company's stockholders.

On January 28, 2002, Victoria & Eagle Strategic Fund, a Cayman Island company ("VESF"), Zenger and Myriam Hernandez, the wife of Zenger ("Hernandez") (VESF, Zenger and Hernandez are collectively referred to as the "Reporting Persons"), filed an amended Schedule 13D (the "Schedule 13D"). According to the Schedule 13D, VESF is an international asset management group whose primary business is strategically investing in foreign markets to achieve long term capital growth. In the Schedule 13D, VESF reported that it had privately purchased 2,120,000 shares of Common Stock from Zenger pursuant to an agreement executed between Zenger and VESF on October 12, 2001. The Schedule 13D also reported that on October 29, 2001, Zenger and VESF executed a Voting Rights Agreement pursuant to which VESF agreed to transfer the voting rights to the 2,120,000 shares of Common Stock to Zenger in exchange for Zenger's commitment to vote such shares in accordance with instructions received from VESF. VESF also reported in the
Schedule 13D that it had agreed to execute and deliver a voting proxy for such shares in favor of Zenger or any party designated by Zenger.

The Schedule 13D reported that, on the Closing Date, Zenger transferred 130,233 and 32,559 of the Preferred Shares to VESF and Hernandez, respectively. VESF and Hernandez reported that they granted to Zenger the right to vote the shares of Common Stock and the Preferred Shares owned by them for a period of six months commencing on the Closing Date. Additionally, the Schedule 13D reported that on January 10, 2002, Zenger and VESF entered into an Option Agreement (the "Option Agreement") pursuant to which Zenger was granted a nine month option to acquire VESF's Preferred Shares for $2.2 million. The Option Agreement also granted VESF the right to require Zenger to purchase its Preferred Shares for $2.2 million, for a period of six months commencing on April 16, 2002.

Pursuant to the Schedule 13D, the Reporting Persons intend to review their respective investments in the Company on a continuing basis and depending on various factors. The Reporting Persons state that they may take additional actions such as, purchasing additional shares of Common Stock and selling shares of Common Stock. The Schedule 13D reported that Zenger may take such action including, communicating with other share holders of the Company, making proposals to the Company concerning its capitalization and operations and, requesting that the Company's Board of Directors (the "Board") nominate individuals as selected by Zenger to serve on the Board. The Schedule 13D also reported that Zenger may request that such nominees constitute the majority of the Board. VESF and Hernandez reported that they support Zenger, but that they both reserve the right to change their position at any time in the future. The Reporting Persons stated that they have no present plan or proposal which related to or resulted in any matters set forth in subparagraphs (a) to (j) of
Item 4 of the Schedule 13D.

Based on the Schedule 13D, the Company believes that Zenger currently controls approximately 40.0% of the total votes on any item submitted to the Company's stockholders. According to the Schedule 13D, VESF, Zenger and Hernandez beneficially own 16.7%, 14.0% and 1.9% of the Company's Common Stock, respectively.

On January 29, 2002, Zenger met with the Board and advised the Board that although he is still in the process of evaluating the Company and his course of action with respect to the Company, he agrees with the Company's current direction and endorses the Company's implementation of its business plan.

ITEM 7: FINANCIAL STATEMENTS AND EXHIBITS

(a)      FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.
         Not Applicable.

(b)      PRO FORMA FINANCIAL INFORMATION.
         Not Applicable.

(c)      EXHIBITS.
         Not Applicable.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      ULTRAK, INC.
                                      (Registrant)


Date: January 31, 2002                By: /s/ CHRIS SHARNG
                                         ---------------------------------------
                                         Chris Sharng, Senior Vice President and
                                         Chief Financial Officer